Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 20, 2013 relating to the financial statements and financial highlights which appears in the December 31, 2012 Annual Report to Shareholders of Cohen & Steers Real Assets Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Counsel and Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

April 22, 2013